UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 16, 2010

CHINA BOTANIC PHARMACEUTICAL INC.
(Exact name of Registrant as Specified in its Charter)

Nevada	0-24512	88-1273503
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

No. 281, Taiping Road, Taiping District
Harbin, Heilongjiang Province, 150050
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:  86-451-5762-0378

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. APPOINTMENT OF CERTAIN OFFICERS.

 (c) On December 16, 2010, the Company announced that Mr. David (Weiqiu) Dong, age 40, was appointed to the position of Chief Financial Officer. Since September 2006, Mr. Dong has been an Investment Manager with  Hatitac Inc., an investment manager with in excess of $5,000,000 under management, and Mr. Dong was responsible for financial planning, risk management, tax planning and company accounting services. From March 2006 to October 2008, Mr. Dong was an investment manager with HUB International, an investment manager with over $3,000,000 under management.  From September 2000 to February 2006, Mr. Dong was an Investment Manager with Freedom 55 Financial, an investment manager with over $2,000,000 under management.   From March 1998 to April 2000, Mr. Dong was a Senior Audit Manager with TianHua Accounting Firm, an accounting and tax services firm, and Mr. Dong was responsible for supervising and performing annual audits, tax and acquisition reviews of publicly listed companies and private companies.  Mr. Dong is a Certified Financial Planner and received a Bachelor Degree of Engineering from North-western Polytechnic University, Xi’an, China.

In conjunction with his employment, Mr. Dong executed an employment agreement, effective December 16, 2010, with the Company, pursuant to which he agreed to serve as the Chief Financial Officer of the Company. The agreement  provides that Mr. Dong will receive an annual base salary of RMB 600,000 per year.  In accordance with the appointment, Mr. Dong received, on December 16, 2010, an option to purchase 200,000 shares of the Company's common stock.  The option has a six (6) year term and vests 60,000 shares on the first anniversary of the date of grant and 70,000 shares on each of the second and third anniversaries of the date of grant. The exercise price of the option is $2.12, the closing price on the date of the grant (i.e., December 16, 2010). The employment agreement included provisions related to confidentiality, non-competition, non-solicitation and non-disparagement.

Additional information regarding the foregoing change is contained in the press release attached hereto as Exhibit 99.1.

Item 9.01(d). Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release dated December 16, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

RENHUANG PHARMACEUTICALS, INC.

Date: December 22, 2010	By:	/s/ Shaoming Li
Shaoming Li
Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number	Description
99.1	Press Release dated December 22, 2010